SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Under Rule 14a-12

TRIAD HOSPITALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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Triad Hospitals, Inc. 5800 Tennyson Parkway Plano, Texas 75024

            SUPPLEMENT TO PROXY STATEMENT

May 29, 2007

Dear Fellow Stockholder:

On or about May 10, 2007, we mailed to you a definitive proxy statement relating to a special meeting of our stockholders to be held on June 12, 2007 for the purpose of considering and voting on a proposal to adopt the Agreement and Plan of Merger, dated as of March 19, 2007 (the “merger agreement”), by and among Triad Hospitals, Inc., a Delaware corporation (“Triad” or the “Company”), Community Health Systems, Inc., a Delaware corporation (“CHS”), and FWCT-1 Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of CHS (“Merger Sub”). Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “merger”). If the merger is completed, Triad will become a wholly-owned subsidiary of CHS and you will be entitled to receive $54.00 in cash for each share of Triad common stock that you own at the time of the merger.

The enclosed proxy supplement revises and updates certain information that was provided in the definitive proxy statement dated May 8, 2007 and contains additional information for your consideration in voting on the adoption of the merger agreement. We urge you to read this supplement to the proxy statement carefully and in its entirety. We also encourage you, if you have not done so already, to review the definitive proxy statement dated May 8, 2007.

The date, time and place of the special meeting of our stockholders to vote on a proposal to adopt the merger agreement remain the same and are as follows: June 12, 2007, at 10:00 a.m., local time, at Triad’s executive offices located at 5800 Tennyson Parkway, Plano, Texas 75024. The record date for the special meeting has not changed. Only stockholders of record at the close of business on May 3, 2007, the record date for the special meeting, will be entitled to vote.

Our board of directors has unanimously determined (with James D. Shelton, Michael J. Parsons and Nancy-Ann DeParle not taking part in the vote) that the merger is advisable and that the terms of the merger are fair to and in the best interests of Triad and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger. The board’s recommendation is based, in part, upon the unanimous recommendation of the special committee of the board of directors consisting of five independent and disinterested directors.

Your vote is very important. We cannot complete the merger unless holders of a majority of all outstanding shares of Triad common stock entitled to vote on the matter vote to adopt the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

If you have already submitted a proxy, you do not need to do anything unless you wish to change your vote. Whether or not you plan to attend the special meeting, it is important that your shares be represented regardless of the number of shares you hold. If you have not previously voted or if you wish to revoke or change your vote, please sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the meeting may revoke their proxies and vote in person.

Our board of directors and management appreciate your continuing support of the Company, and we urge you to support this transaction.

Sincerely,

James D. Shelton

Chairman of the Board and Chief Executive Officer

This supplement is dated May 29, 2007 and is first being mailed to stockholders on or about May 29, 2007.

i

TRIAD HOSPITALS, INC.

SUPPLEMENT TO PROXY STATEMENT

INTRODUCTION

The information provided in the definitive proxy statement dated May 8, 2007, which we refer to in this proxy supplement as the definitive proxy statement or the proxy statement, previously mailed to our stockholders on or about May 10, 2007, continues to apply, except as described in this proxy supplement. To the extent information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this proxy supplement is the more current information. We urge you to read carefully this proxy supplement, together with the definitive proxy statement. If you would like additional copies of the definitive proxy statement, this proxy supplement or the proxy card or if you have questions about the merger, you should contact our proxy solicitor, Innisfree M&A Incorporated at 501 Madison Avenue, 20th Floor, New York, New York 10022 or call them toll-free at (877) 456-3463. Banks and brokerage firms, please call (212) 750-5833. The definitive proxy statement and this proxy supplement may also be found on the Internet at www.sec.gov. See “Where You Can Find More Information” on page 7 of this proxy supplement. In this proxy supplement, the terms “we,” “our,” “ours,” and “us” refer to Triad Hospitals, Inc. and its subsidiaries unless otherwise indicated by context. Capitalized terms not otherwise defined herein shall have the meanings set forth in the definitive proxy statement.

UPDATE TO QUESTIONS AND ANSWERS ABOUT

THE MERGER AND THE SPECIAL MEETING

The following amends and restates in its entirety the question regarding participation in the Triad Hospitals, Inc. Retirement Savings Plan in the definitive proxy statement:

Q:	What do I do if I participate in the Triad Hospitals, Inc. Retirement Savings Plan?

A:	If you have money invested in the Triad Hospitals, Inc. Retirement Savings Plan (the “Savings Plan”), you do not actually own shares of Common Stock that are allocated to your account under the Savings Plan. The trustee of the trust established for the Savings Plan is the owner of record of the shares held in the Savings Plan and will vote those shares as described below.

Triad has determined to engage United States Trust Company, National Association (“U.S. Trust”) as an independent fiduciary with respect to the Savings Plan, to manage the shares of Common Stock held in the Company Stock Fund and in the ESOP Fund of the Savings Plan in connection with the merger. Subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), participants, certain beneficiaries and certain alternate payees under the Savings Plan will be eligible to direct the voting of shares of Common Stock represented by their accounts’ investment in the Company Stock and in the ESOP Fund. You may direct the voting of shares allocated to your account only by completing and returning the voting instruction card provided by U.S. Trust for individuals in the Savings Plan with this proxy statement in accordance with the procedures included with the voting instruction card before the applicable deadline noted below. If your voting instruction card is received by 11:59 p.m. Eastern Daylight Time on June 7, 2007, U.S. Trust will cause the Savings Plan’s shares subject to your voting direction to be voted in accordance with your instructions. If you submit voting instructions and wish to change them, you may do so by submitting new voting instructions. Your new voting instructions must be received by the applicable deadline specified above. U.S. Trust will consider your voting instructions with the latest date and disregard all earlier instructions. U.S. Trust will cause any allocated shares for which it does not receive voting instructions by the applicable deadline specified above to be voted in the same manner and proportion as allocated shares for which it did receive voting instructions by the applicable deadline. U.S. Trust will vote any unallocated shares of Common Stock held in the ESOP Fund as U.S. Trust determines in its sole discretion consistent with its fiduciary duties under ERISA. Your voting instructions will be kept confidential. You may not vote or direct the voting of shares in the Savings Plan in person at the special meeting.

INTERESTS OF THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Treatment of Restricted Stock and Deferred Stock Units and James D. Shelton Employment Agreement

The following supplements the information set forth under the heading “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” with respect to Triad’s Chairman of the Board and Chief Executive Officer, James D. Shelton. On May 27, 2007, following the completion of the individual performance evaluation of Mr. Shelton by the full board of directors, and in accordance with its regular practice, the compensation committee of the board of directors of the Company approved a 3% increase in Mr. Shelton’s annual base level salary to $1,623,074. In addition, in accordance with its regular practice, the compensation committee approved the grant of 60,000 shares of restricted stock of the Company to Mr. Shelton under the Triad Hospitals, Inc. Amended and Restated Long-Term Incentive Plan.

As a result of such compensation committee actions, the entry with respect to Mr. Shelton in the table under the heading “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Restricted Stock and Deferred Stock Units,” is amended and restated as follows:

	Aggregate Shares of Restricted Stock	Aggregate Shares Subject to Deferred Stock Units	Value of Shares of Restricted Stock and Deferred Stock Units
James D. Shelton	197,500	—	$10,665,000

(1)	Illustrates the economic value of all shares of restricted stock and deferred stock units that will become fully vested, if applicable, and cashed out in connection with the merger by multiplying (for each individual) the aggregate number of shares of restricted stock and deferred stock units by $54.00 (the per share amount of merger consideration).

In addition, as a result of such compensation committee actions, the last paragraph under the heading “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—James D. Shelton Employment Agreement” is amended and restated in its entirety as follows:

Pursuant to the employment agreement, assuming Mr. Shelton terminates his employment immediately following the merger, he would be entitled to receive an estimated lump sum payment of $8,555,424, any other benefits described by the Company’s existing plans and programs, accrued vacation and sick pay and continued medical benefits for three years.

Change in Control Severance Agreements

The Information in the fourth paragraph under the heading, “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Change in Control Severance Agreements,” is amended and restated in its entirety as follows:

The following table sets forth an estimate of the potential cash severance payment (including any applicable “gross up” payment) that could be payable to each of our executive officers pursuant to the CIC Agreements in the event such executive becomes entitled to payment following the merger. The table does not include the value of accrued vacation and sick pay, continued medical benefits or outplacement counseling and related benefits that could be received by the executive officers.

Name	Potential Estimated Cash Severance Benefits
William L. Anderson	$2,965,916
James R. Bedenbaugh	$2,524,376
Thomas H. Frazier, Jr.	$2,593,673
Christopher A. Holden	$2,939,202
Rebecca Hurley	$2,858,305
William R. Huston	$1,763,257
W. Stephen Love	$3,090,932
Nicholas J. Marzocco	$1,708,909
G. Wayne McAlister	$2,888,214
Daniel J. Moen	$4,579,616
Michael J. Parsons	$2,506,938
Marsha D. Powers	$2,901,113

Supplemental Executive Retirement Plan

The information under the heading, “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Supplemental Executive Retirement Plan,” is amended and restated in its entirety as follows:

The Triad Hospitals, Inc. Supplemental Executive Retirement Plan, as amended (the “SERP”), requires that a participant (i) has reached age 60, (ii) has had three years of service following the effective date of the SERP, and (iii) has had twelve years of service in order to be eligible to receive benefits thereunder. Upon a change in control (which term includes the merger), these requirements will be deemed to have been satisfied and benefits will be accelerated and paid immediately in a lump sum. The following table quantifies, for each executive officer, the benefit payable following the proposed merger:

Name	Value of SERP Benefit
William L. Anderson	$1,438,558
James R. Bedenbaugh	$1,202,120
Thomas H. Frazier, Jr.	$1,463,586
Christopher A. Holden	$1,793,817
Rebecca Hurley	$1,350,874
William R. Huston	$1,641,852
W. Stephen Love	$1,466,871
Nicholas J. Marzocco	$1,650,284
G. Wayne McAlister	$1,357,974
Daniel J. Moen	$2,093,262
Michael J. Parsons	$2,428,854
Marsha D. Powers	$1,594,688
James D. Shelton	$7,567,748

LITIGATION RELATED TO THE MERGER AGREEMENT

The proxy statement is further supplemented by adding additional disclosure under the heading “The Merger—Litigation Related to the Merger Agreement” as follows:

Plaintiffs’ counsel have informed defendants and the court that Plaintiffs do not intend to seek an injunction, and the hearing previously set for June 7, 2007 has been removed from the court’s docket.

As described at pages 49-50 of the definitive proxy statement, Plaintiffs have filed a Consolidated Amended Shareholder Class Action Petition (the “Petition”) in the litigation pending against the Company and various other defendants in the 296th District Court of Collin County, Texas. In that litigation, Plaintiffs claim, among other things, that the Company’s preliminary proxy statement is deficient and that the defendants have failed to disclose all material information concerning the proposed transaction with CHS. While the Company believes that all material information relating to the proposed transaction has been adequately disclosed, a detailed description of Plaintiffs’ disclosure claims and certain additional information relating to those subjects is set forth below.

In paragraph 61(a) of the Petition, Plaintiffs allege “inadequate disclosures concerning the reasons why Triad attempted to engage a ‘secondary financial advisor’ in addition to Lehman Brothers and why the Company was ultimately unable ‘to reach mutually acceptable terms on which to engage another investment banking firm as co-financial advisor.’”

In paragraph 61(b) of the Petition, Plaintiffs allege “inadequate disclosures concerning the financial projections management provided to Lehman Brothers, including the ‘Projections’ and ‘Sensitivity Case Projections’ as referenced on page 34 of the definitive proxy statement, together with their respective underlying assumptions, the dates each of those projections was prepared, and the dates they were provided to Lehman Brothers.”

In paragraph 61(c) of the Petition, Plaintiffs allege “inadequate disclosures concerning the expected earnings per share attributable to Triad and its components as well as Triad’s EBITDA which Lehman Brothers ‘determined using information provided by Triad’s management.’”

In paragraph 61(d) of the Petition, Plaintiffs allege “inadequate disclosures concerning the identity of bidders and potential bidders, including the identity of bidders who executed confidentiality agreements with Triad.”

In paragraph 61(e) of the Petition, Plaintiffs allege “inadequate disclosures concerning the amounts of the undisclosed bidders’ preliminary bids.”

In paragraph 61(f) of the Petition, Plaintiffs allege “inadequate disclosures concerning the reasons why defendants elected to pursue an all cash transaction with CHS as opposed to an all stock or cash and stock transaction.”

In paragraph 61(g) of the Petition, Plaintiffs allege “inadequate disclosures concerning estimates of expected operational synergies that are expected to accrue to the combined CHS/Triad company post-merger, including the pro forma impact of synergy estimates on Triad’s own financial projections and resulting impact on projected EPS and stock price estimates.”

In paragraph 61(h) of the Petition, Plaintiffs allege “inadequate disclosures concerning the business and personal relationships that existed between Triad and Lehman Brothers, or their respective agents or employees, before the Individual Defendants’ decision to engage Lehman Brothers.”

In a letter dated May 4, 2007, Plaintiffs’ counsel identified additional information they requested be disclosed. That additional information is described as follows:

•	“Additional information concerning the Company’s strategic alternatives other than a sale of the Company;”

•	“Additional information concerning the transactions selected for comparison in Lehman Brothers’ Comparable Transactions Analysis;”

•	“Additional information concerning Lehman Brothers’ rationale for selection of terminal values in 2011, terminal values in 2016 and discount rates in its Discounted Cash Flow Analysis;” and

•	“The amount of Lehman Brothers’ fee that is contingent on the completion of the Proposed Acquisition.”

Our definitive proxy statement disclosures are supplemented with the following:

As previously disclosed on page 21 of the definitive proxy statement under “The Merger—Background of the Merger—Entry into the Prior Merger Agreement,” the special committee of the board of directors, after personally interviewing four investment banking firms, decided to engage Lehman Brothers as its principal financial advisor. The committee also concluded that another firm could possibly add value to the committee’s overall process. As a result, the committee pursued discussions with a second firm regarding its potentially serving in a financial advisory role junior to that of Lehman Brothers. The committee and the second firm were not able to agree upon mutually acceptable engagement terms, and discussions were discontinued. The committee determined that no business or personal relationships existed between Triad and Lehman Brothers at the time of the latter’s engagement by the committee.

All proposals and all indications of interest that were received by the special committee contemplated 100% cash transactions. As regards the final proposal received from “Buyer A” (discussed in the last paragraph on page 25 of the definitive proxy statement), the price included in such proposal was $45.00 per share in cash.

Stock consideration was never offered by CHS or any other bidder. The cash to be provided to our stockholders in the CHS transaction will permit them to monetize their investment in Triad at a significant premium. If our stockholders wish to invest in the resulting entity, they are free to do so with their cash merger proceeds. The all-cash consideration in the CHS transaction provides our stockholders with maximum financial flexibility.

The post-merger financial and operational performance of the combined CHS/Triad entity is largely irrelevant to our stockholders because they will have no continuing stake in that entity as a result of being “cashed out” in the merger with CHS.

As previously disclosed in the definitive proxy statement under “The Merger—Background of the Merger,” the strategic alternatives that were considered by the special committee included the following:

•	Triad continuing as an independent company;

•

a leveraged recapitalization in which Triad incurred significant additional indebtedness and provided cash to its stockholders either in the form of a special dividend or through a significant stock buy-back program;

•	a merger or sale of Triad to a strategic buyer, i.e., a buyer or merger partner that was itself in the hospital industry or owned a participant in the industry; or

•	a leveraged buy-out transaction.

With respect to the analysis of Lehman Brothers described under the heading “The Merger—Opinion of Financial Advisor—Comparable Transaction Analysis,” the eight completed or proposed transactions that were considered, and the methodology used, by Lehman Brothers in performing its comparable transaction analysis were previously described on page 37 of the definitive proxy statement.

As previously disclosed on page 36 of the definitive proxy statement under the heading “The Merger—Opinion of Financial Advisor—Discounted Cash Flow Analysis,” Lehman Brothers prepared both five-year and ten-year discounted cash flow analyses. Lehman Brothers prepared the five-year analysis and used a terminal value as of 2011 because a five-year analysis is customary and because Triad management had provided financial projections over a five-year period that included years 2007 through 2011. Lehman Brothers extrapolated an additional five years of projected financial performance from the management projections in order to prepare a ten-year discounted cash flow analysis. Thus, Lehman used a terminal value as of 2016 in its ten-year analysis. Also as previously disclosed on page 36 of the definitive proxy statement under the heading “The Merger—Opinion of Financial Advisor—Discounted Cash Flow Analysis,” the discount rates used by Lehman in its discounted cash flow analysis were based on Lehman Brothers’ expertise and experience with the acute care facilities industry and also on an analysis of the weighted average cost of capital of Triad and of comparable companies, as is customary in this method of valuation analysis.

As previously disclosed on page 38 of the definitive proxy statement under the heading “The Merger—General,” Triad has agreed to pay Lehman Brothers a financial advisory fee of approximately $27 million. As of the date of this Supplement, Lehman Brothers has received approximately $9.5 million of this amount, with an additional $500,000 becoming payable on June 30, 2007 and the balance becoming payable upon closing of the merger with CHS.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy supplement, and the definitive proxy statement, including documents to which we refer you in this supplement or in the definitive proxy statement, contain forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Exchange Act. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this supplement and the proxy statement to which the supplement relates, including, without limitation, under the headings “Summary,” “The Merger,” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements are based on estimates and assumptions and involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Triad and others relating to the prior merger agreement or the merger agreement;

•

the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger, including the receipt of regulatory approvals;

•	the failure to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger;

•	the failure of the merger to close for any other reason;

•	the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our patient, physician, partner and joint venture relationships, operating results and business generally;

•	the ability to recognize the benefits of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

•	the impact of the substantial indebtedness incurred to finance the consummation of the merger;

•

and other risks detailed in our current filings with the SEC, including our most recent filing on Form 10-K (as amended by that Amendment No. 1 on Form 10-K/A) and our most recent filing on Form 10-Q. See “Where You Can Find More Information” below.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Triad files with the SEC by going to the “Investor Relations” section of our website at www.triadhospitals.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner to whom this proxy statement is delivered, may request additional copies of this proxy statement, without charge, by telephoning Innisfree toll-free at (877) 456-3463, by writing to Innisfree at 501 Madison Avenue, 20th Floor, New York, New York 10022, or by accessing the Company’s website at www.triadhospitals.com.